Exhibit 6.6

OPTION AWARD AGREEMENT

PURSUANT TO THE

SUGARFINA CORPORATION 2020 EQUITY INCENTIVE PLAN

* * * * *

Participant: [Employee Name]

Grant Date: [Date]

Per Share Exercise Price: $10

Number of Shares subject to Option: [XX.XXX]

* * * * *

THIS OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Sugarfina Corporation, a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Sugafina Holdings, Inc. 2020 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”).

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Option provided for herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.         Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan, which are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. No part of the Option granted hereby is intended to qualify as an Incentive Stock Option.

2.          Grant of Option. The Company hereby grants to the Participant, as of the Grant Date specified above, an Option (the “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of Common Stock specified above (the “Option Shares”). The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.        Vesting and Exercise; Option Term.

(a)         Vesting. The Option shall vest based on the following schedule, provided, that the Participant has not incurred a Termination of Service prior to the applicable vesting date: 25% on each of the first four (4) anniversary of the Grant Date (such that 100% of the Option is vested as of the fourth anniversary of the Grant Date). Any portion of the Option that has not become vested in accordance with the foregoing schedule on or prior to the Participant’s Termination of Service shall be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.

(b)          Involuntary Termination Without Cause or Resignation for Good Reason. In the event of the Participant’s Termination of Service by the Company without Cause or the Participant’s resignation for Good Reason, any portion of the Option that has not become vested shall become vested immediately prior to such Termination of Service. For purposes of the foregoing, Good Reason means the occurrence of any of the following events, without the express written consent of the Participant, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Participant to the Company or the occurrence of one of the reasons set forth below: (i) a material diminution in the Participant’s then-current base salary or target bonus opportunity (other than for material shrinkage of Company size as determined by the CEO in his sole discretion); (ii) material diminution in the Participant’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by Applicable Laws); or (iii) relocation, without at least three (3) months prior notice to Participant, of the Participant’s primary work location by more than seventy-five (75) miles from its then current location. The Participant shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Participant.

(c)         Exit Event. Any portion of the Option that has not become vested on or prior to the earlier to occur of (i) a Change in Control or (ii) an Initial Public Offering (an “Exit Event”) shall become vested immediately prior to the consummation of such Exit Event, provided that the Participant has not incurred a Termination of Service prior to the consummation of such Exit Event.

(d)          Discretion to Accelerate Vesting. Notwithstanding the foregoing Section 3(a), the Administrator may, in its sole discretion, provide for accelerated vesting of any portion of the Option at any time and for any reason.

(e)          Exercisability. The vested portion of the Option (including as a result of any accelerated vesting) shall become exercisable immediately prior to the consummation of an Exit Event.

(f)           Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, any portion of the Option (whether vested or not vested) that has not been previously exercised shall expire and no longer be exercisable on and after seven (7) years following the Grant Date.

4.         Termination of Service. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Termination of Service, shall remain outstanding and eligible to become exercisable as follows:

(a)          Termination due to Death or Disability. In the event of the Participant’s Termination of Service by reason of death or Disability, the vested portion of the Option shall remain outstanding and eligible to become exercisable until the earlier of (i) one (1) year from the date of such Termination of Service, and (ii) the expiration of the stated term of the Option pursuant to Section 3(f) hereof.

(b)          Involuntary Termination Without Cause or Resignation for Good Reason. In the event of the Participant’s Termination of Service by the Company without Cause or the Participant’s resignation for Good Reason, the vested portion of the Option shall remain outstanding and eligible to become exercisable until the earlier of (i) ninety (90) days from the date of such Termination of Service, and (ii) the expiration of the stated term of the Option pursuant to Section 3(f) hereof.

(c)         Termination for Cause and Voluntary Termination other than for Good Reason. In the event of the Participant’s Termination of Service for Cause or in the event of the Participant’s voluntary Termination of Service other than for Good Reason, the Participant’s entire Option (whether or not vested) shall terminate and expire upon such Termination of Service.

(d)          Treatment of Unvested Options upon Termination. Any portion of the Option that is not vested as of the date of the Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.

5.          Method of Exercise and Payment. Subject to Section 11 hereof, to the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Section 5.5 of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Administrator and payment in full of the Per Share Exercise Price specified above multiplied by the number of shares of Common Stock underlying the portion of the Option exercised (the “Exercise Price”).

6.         Stockholders Agreement and Other Requirements. The receipt of shares of Common Stock upon the exercise of the Option shall be subject to the conditions set forth in Section 9.7 of the Plan.

7.         Right to Repurchase Common Stock. The shares of Common Stock issued upon the exercise of the Option shall be subject to the Company repurchase rights set forth in Section 10.9 of the Plan. To ensure that the Common Stock issuable upon exercise of the Option is not transferred in contravention of the terms of the Plan and this Agreement, and to ensure compliance with other provisions of the Plan and this Agreement, the Company may deposit the certificates (if any) evidencing the Common Stock to be issued upon the exercise of the Option with an escrow agent designated by the Company.

8.         Securities Representations. Upon the exercise of the Option prior to the registration of the Common Stock to be issued hereunder pursuant to the Securities Act or other applicable securities laws, the Participant shall be deemed to acknowledge and make the following representations and warranties and as otherwise may be requested by the Company for compliance with applicable laws, and any issuances of Common Stock by the Company hereunder shall be made in reliance upon the express representations and warranties of the Participant:

(a)          The Participant is acquiring and will hold the Common Stock to be issued hereunder for investment for the Participant’s account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or other applicable securities laws.

(b)          The Participant has been advised that the Common Stock to be issued hereunder has not been registered under the Securities Act or other applicable securities laws, on the ground that no distribution or public offering of such Common Stock is to be effected (it being understood, however, that such Common Stock is being issued and sold in reliance on the exemption provided under Rule 701 under the Securities Act), and that such Common Stock must be held indefinitely, unless it is subsequently registered under the applicable securities laws or the Participant obtains an opinion of counsel (in the form and substance satisfactory to the Company and its counsel) that registration is not required. In connection with the foregoing, the Company is relying in part on the Participant’s representations set forth in this Section 8. The Participant further acknowledges and understands that the Company is under no obligation hereunder to register the Common Stock to be issued hereunder.

(c)          The Participant is aware of the adoption of Rule 144 by the United States Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. The Participant acknowledges that the Participant is familiar with the conditions for resale set forth in Rule 144, and acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

(d)          The Participant will not transfer the shares of Common Stock deliverable upon exercise of the Option in violation of the Plan, this Agreement, the Securities Act (or the rules and regulations promulgated thereunder) or under any other applicable securities laws. The Participant agrees that the Participant will not dispose of the Common Stock to be issued hereunder unless and until the Participant has complied with all requirements of the Plan and this Agreement applicable to the disposition of such Common Stock.

(e)          The Participant has been furnished with, and has had access to, such information as the Participant considers necessary or appropriate for deciding whether to invest in the Common Stock to be issued hereunder, and the Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of such Common Stock.

(f)           The Participant is aware that an investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Participant is able, without impairing the Participant’s financial condition, to hold the Common Stock to be issued hereunder for an indefinite period and to suffer a complete loss of the Participant’s investment in such Common Stock.

9.         Restrictive Covenants. In consideration of and as a condition to the grant of the Option, the Participant agrees to the restrictive covenants contained in Exhibit A to this Agreement, which are incorporated herein by reference.

10.        Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

11.       Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. The Company may elect, in its sole discretion, to satisfy any statutorily required withholding obligation with regard to the Participant by reducing the amount of shares of Common Stock otherwise deliverable upon exercise of the Option.

12.       Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Administrator shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

13.       Notices. Any notice hereunder by the Participant shall be given to the Company in writing (including by email) and such notice shall be deemed duly given only upon receipt thereof by the Corporate Counsel of the Company (with a copy to the Chief Executive Officer of the Company). Any notice hereunder by the Company shall be given to the Participant in writing (including by email) and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

14.        No Right to Employment. Any questions as to whether and when there has been a Termination of Service and the cause of such Termination of Service shall be determined in the sole discretion of the Administrator. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its subsidiaries or its affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

15.      Compliance with Laws. The issuance of the Option (and the Option Shares issued upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the issuance of the Option Shares upon exercise of the Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

16.      Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

17.       Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

18.       Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.       Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or scanned and emailed pages), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.       Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

21.       Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.       Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUGARFINA CORPORATION

By:
Name: Scott LaPorta
Title: CEO

PARTICIPANT

Name: [Employee Name]

Signature Page to Option Award Agreement

Exhibit A

Restrictive Covenant Agreement

Restrictive Covenants. In consideration of and as a condition of the grant of the Option, the Participant shall be subject to the restrictive covenants set forth herein.

1.           Confidentiality. The Participant agrees that the Participant shall not, directly or indirectly, use, make available, sell disclose or otherwise communicate to any person, other than in the course of the Participant’s assigned duties and for the benefit of the Company or its subsidiaries, either during the period of the Participant’s employment or service at any time thereafter, any business and technical information or traded secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Participant during the Participant’s employment or service by the Company (or any predecessor). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Participant; (B) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (C) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement and the Plan shall remain strictly confidential, and the Participant hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Participant’s conduct imposed by the provisions of this Section 1.

(a)          Notwithstanding the above, pursuant to the Defend Trade Secrets Act of 2016, non-compliance with the disclosure provisions of this Agreement shall not subject the Participant to criminal or civil liability under any federal or state trade secret law for the disclosure of a Company trade secret: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (B) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (C) to an attorney representing the Participant in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and the Participant does not disclose the trade secret, except pursuant to court order.

(b)          Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Participant does not need the prior authorization of the Company to make any such reports or disclosures; provided that, to the extent permitted by applicable law, the Participant shall immediately notify the Board of any possible violations of federal law or regulation and notify the Company at the time that any such reports or disclosures have been made to any governmental agency or entity.

2.            Non-Solicitation. During the Participant’s employment with or service to the Company or its subsidiaries and for a period of one (1) year following Termination of Service, the Participant shall not, directly or indirectly, do or authorize or assist any other person or entity in doing any of the following acts: solicit, entice, persuade or induce any person to terminate employment or service with the company or its subsidiaries or to refrain from entering into, extending or renewing employment or service with the Company or its subsidiaries whether for the Participant’s own account or for any other person, firm or company, whether or not such person would breach or prospectively breach any terms of employment or service by leaving the service of the Company or its subsidiaries.

3.            Non-Compete During the Employment or Service Term. The Participant acknowledges and agrees with the Company that during the course of the Participant’s involvement with, service to, and/or employment with or service to the Company or its subsidiaries, the Participant has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company and its subsidiaries which relationships constitute goodwill of the Company and its subsidiaries, and the Company would be irreparably damaged if the Participant were to take actions that would damage or misappropriate such goodwill. Accordingly, the Participant agrees as follows:

(a)          The Participant acknowledges that the Company and its subsidiaries currently conduct their business primarily throughout the United States (the “Territory”). For purposes hereof, the “Territory” shall also include any international market in which the Company or any of its subsidiaries conducts its business, at the time of the Participant’s Termination of Service. Accordingly, during the period commencing on the Grant Date and ending on the Participant’s Termination of Service, the Participant shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in marketing, selling or otherwise providing similar products within the Territory, whether for or by himself or as a representative for any other person or entity.

(b)          Notwithstanding the foregoing, the aggregate passive ownership by the Participant of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company within the Territory, shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor.

(c)         The Participant understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an Service Provider of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Participant does not believe would prevent him from otherwise earning a living.

4.            Inventions.

(a)          Disclosure of Inventions Retained and Licensed. The Participant has attached hereto as Appendix A a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets made by the Participant prior to the commencement of employment or service with the Company or its subsidiaries (collectively referred to as “Prior Inventions”), which belong solely to the Participant or belong to the Participant jointly with another, which relate in any way to any of the Company’s or its subsidiaries’ actual or anticipated businesses, work products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Participant represents that there are no such Prior Inventions. If, in the course of employment or service with the Company or its subsidiaries, the Participant incorporates into a Company product, process or machine a Prior Invention owned by the Participant or in which the Participant has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)          Assignment of Inventions. The Participant hereby assigns without further payment or remuneration, all right, title and interest to all inventions, formulations, recipes, developments, product or packaging designs, concepts, ideas, processes, know-how, improvements, drawings, layouts, logos, trade names, trade secrets, software or original works of authorship, worldwide, whether or not patentable or subject to registration under copyright, trademark or similar laws, which the Participant solely or jointly conceives or develops or reduces to practice during employment with or service to the Company and which relate in any way to or result from the actual or anticipated business, work products or research and development of the Company (collectively referred to as “Inventions”) to the Company or its subsidiaries, and are hereby owned in their entirety by the Company or its subsidiaries. In the event any such Inventions may ever be determined by a court of competent jurisdiction not to be a work-made-for-hire, then the Participant agrees without further payment or remuneration to promptly make full written disclosure to the Company, hold in trust for the sole right and benefit of the Company, and exclusively assign to the Company, or its designee, all rights, title and interest in perpetuity throughout the world in and to any and all Inventions that the Participant solely or jointly conceives or develops or reduces to practice, during the Participant’s employment with or service to the Company and that relate in any way to any of the Company’s actual or anticipated business, work products or research and development. The Participant shall, at the request of the Company, execute such assignments, instruments and/or documents that the Company deems necessary or desirable to evidence, establish, perfect, protect, enforce or defend the Company’s rights, title and/or interest in any such Inventions.

(c)         Maintenance of Records. The Participant agrees to keep and maintain adequate and current written records of all Inventions that relate in any way to any of the Company’s actual or anticipated business, work products or research and development during the Participant’s employment with or service to the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. The Participant agrees to return all such records (including any copies thereof) to the Company upon Termination of Service with the Company.

(d)          Exception to Assignments. The Participant understands that the provisions of this Agreement requiring the assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (“Section 2870”) and that the Company is required to keep all disclosures of Prior Inventions in confidence pursuant to the provisions of California Labor Code Section 2871. The Participant will advise the Company promptly in writing of any inventions that thee Participant believes meet the provisions of Section 2870 and are not otherwise disclosed on Appendix A. The Participant is hereby advised to review California Labor Code Sections 2870-2872 attached hereto as Appendix B.

5.           Intellectual Property. To the fullest extent permitted by law, all rights worldwide with respect to any and all intellectual or other property, including without limitation, copyrights, trade names, trademarks, patents, designs, logos, ideas, know how, concepts, formulas, recipes, processes, programs, software, codes and Inventions of any nature produced, created or suggested by the Participant during the period of employment or resulting from the Participant’s services, including works in progress (collectively referred to as “Intellectual Property”), shall be deemed to be a made-for-hire work and shall be the sole and exclusive property of the Company with the right to use same worldwide in perpetuity in any manner without any further payment or remuneration to the Participant. To the extent that any such Intellectual Property does not qualify as a made-for-hire work or if there are any rights that do not accrue to the Company as provided hereunder, the Participant agrees to irrevocably assign and transfer exclusively to Company all right, title and interest in, and to, such property, including, without limitation, any and all copyrights, patents, trade secrets, formulas, designs, programs, trademarks and other rights of any nature whatsoever therein, whether or not now or hereafter known, existing, contemplated, recognized or developed for the Company’s use and for any and all purposes without any further payment or remuneration to the Participant. The Participant is aware and hereby acknowledges that new rights to such Intellectual Property may come into being and/or be recognized in the future, under the law and/or in equity (hereafter “New Exploitation Rights”), and the Participant intends to and does hereby exclusively assign, grant and convey to the Company any and all such New Exploitation Rights to such Intellectual Property. The Participant shall, at the request of the Company, execute such assignments, instruments and/or documents that the Company deems necessary or desirable to evidence, establish, perfect, protect, enforce or defend the Company’s rights, title and/or interest in any such Intellectual Property.

6.            Return of Property. On the date of the Participant’s Termination of Service with the Company for any reason (or at any time prior thereto at the Company’s request), the Participant shall return all Company-owned property or data, including, but not limited to, computers, computer files, software, communication devices, memoranda, notes, records, data, lists, drawings, designs, documents, models, equipment, property, customer lists, contact lists intellectual property and other documents, in whatever form (including electronic form) made or compiled by the Participant or received by or made available to the Participant during the period of employment or service concerning in any way the Company’s business, including but not limited to, its products, research and development, customers, clients, distributors, vendors, service providers, officers, employees or agents. The Participant may retain the Participant’s rolodex and similar address books provided that such items do not include confidential or proprietary customer lists or other confidential information. To the extent that the Participant is provided with a cell phone number by the Company during employment or service, the Company shall cooperate with the Participant in transferring such cell phone number to the Participant’s individual name following the Termination of Service.

7.            Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Exhibit A is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

8.            Tolling. In the event of any violation of the provisions of this Exhibit A, the Participant acknowledges and agrees that the post-termination restrictions contained in this Exhibit A shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

APPENDIX A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Date	Title	Identifying Number or Brief Description

Initial Below:

                No inventions or improvements

                Additional sheets attached

NAME	Date

APPENDIX B

California Civil Code Sections 2870-72

Section 2870

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

Section 2872

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

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